UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21669	95-4313013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive

Clearwater, Florida 33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 1.02 (Termination of a Material Definitive Agreement) and under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

Termination of Existing Lease

On May 15, 2006, Digital Lightwave, Inc. (the “Company”) and Lightwave Drive, L.L.C. (“Lightwave Drive”) entered into a Lease Expiration Agreement dated effective as of May 1, 2006 (the “Expiration Agreement”). Pursuant to the Expiration Agreement, the Company and Lightwave Drive agreed to accelerate the expiration of the lease under which the Company occupies the property located at 15550 Lightwave Drive, Clearwater, Florida to May 31, 2006 (the “Early Expiration Date”), after which date the lease between the Company and Lightwave Drive will be of no further force or effect. In consideration for Lightwave Drive’s agreement to accelerate the expiration date pursuant to the Expiration Agreement, the Company agreed to pay Lightwave Drive a termination fee of $2.1 million (the “Termination Fee”) concurrently with the execution and delivery of the Expiration Agreement, and Lightwave Drive agreed to release the letters of credit that secured the Company’s obligations under the lease upon payment of the Termination Fee. The Expiration Agreement requires the Company remove its equipment, improvements, furniture, furnishings, systems, trade fixtures, and other personal property, unless otherwise directed in writing by Lightwave Drive, at least ten days before the Early Expiration Date. The Expiration Agreement also provides that if the Company remains in possession of any portion of the property after the Early Expiration Date, the Company shall be deemed to be occupying the property as a tenant at sufferance and shall be obligated to pay Lightwave Drive base rent in an amount equal to two times the base rent that is currently in effect.

Entry Into New Leases

In conjunction with the Company’s entry into the Early Expiration Agreement, the Company entered into two new separate leases, one of which relates to space for general office and light assembly purposes, the other of which relates to space for warehousing and distribution purposes.

More specifically, on May 15, 2006, the Company and Highwoods/Florida Holdings, L.P. (“Highwoods”) entered into a five-year lease (the “Office Lease”) relating to approximately 17,000 square feet of space located at 5775 Rio Vista Drive, Clearwater, Florida. The term of the Office Lease commences on the date on which Highwoods completes certain tenant improvements and delivers possession to the Company (anticipated to occur on or about August 1, 2006) and expires on July 31, 2011. The Office Lease requires the Company to pay monthly rent of $14,849 during the first year of the Office Lease, $15,443 during the second year of the Office Lease, $16,065 during the third year of the Office Lease, $16,704 during the fourth year of the Office Lease, and $17,366 during the fifth year of the Office Lease, as well to pay as certain taxes and the Company’s allocated share of certain operating expenses associated with the premises during the term of the Office Lease. For 2006, Highwoods has estimated that the Company’s real estate taxes and allocated share of operating expenses will be approximately $5,175 per month, plus applicable sales taxes. Pursuant to the Office Lease, Optel (as defined below), on behalf of the Company, provided Highwoods with an irrevocable letter of credit in the amount of $278,339 naming Highwoods as beneficiary and having an initial expiration date of no earlier than July 31, 2011. The Office Lease also provides the Company with an allowance of up to $10.00 per square foot for tenant improvements.

On May 16, 2006, the Company and Fowler DC, LLC (“Fowler”) entered into a one-year distribution center lease (the “Warehouse Lease”) relating to approximately 12,800 square feet of space located at 11316 N. 46th Street, Tampa, Florida. The term of the Warehouse Lease commences on May 17, 2006, and expires May 17, 2007. The Warehouse Lease requires the Company to pay monthly rent of $3,360, as well to pay as certain taxes and the Company’s allocated share of certain operating expenses associated with the premises during the term of the Warehouse Lease. Fowler has estimated that the Company’s real estate taxes and allocated share of operating expenses will be approximately $1,260 per month, plus applicable sales taxes.

The Expiration Agreement, the Office Lease, and the Warehouse Lease are attached to this Current Report on Form 8-K as Exhibit 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such documents.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2006, the Company borrowed $2.1 million from Optel Capital, LLC (“Optel”), an entity controlled by the Company’s largest stockholder and current chairman of the board of directors, Dr. Bryan J. Zwan, to fund the Company’s obligation to pay the Termination Fee to Lightwave Drive pursuant to the Expiration Agreement. The loan is evidenced by a separate secured promissory note, bears interest at 10.0% per annum, and is secured by a security interest in substantially all of the Company’s assets. Principal and any accrued but unpaid interest under the secured promissory note is due and payable upon demand by Optel at any time after May 31, 2006; provided, however, that the entire unpaid principal amount of each loan, together with accrued but unpaid interest, shall become immediately due and payable upon demand by Optel at any time on or following the occurrence of any of the following events: (a) the sale of all or substantially all of the Company’s assets or, subject to certain exceptions, any merger or consolidation of the Company with or into another corporation; (b) the inability of the Company to pay its debts as they become due; (c) the dissolution, termination of existence, or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; (d) the execution by the Company of a general assignment for the benefit of creditors; (e) the commencement of any proceeding against the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within ninety (90) days after the date commenced; or (f) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

The secured promissory note is attached to this Current Report on Form 8-K as an exhibit and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such documents.

The Company continues to have insufficient short-term resources for the payment of its current liabilities. As of May 15, 2006, the Company has been unable to secure any financing agreement or to restructure its financial obligations with Optel.

As of May 15, 2006, the Company owed Optel approximately $53.3 million in principal plus approximately $7.9 million of accrued interest thereon, which debt is secured by a first priority security interest in substantially all of the Company’s assets and such debt accrues interest at a rate of 10.0% per annum. The maturity dates and corresponding payment schedules related to these obligations are as follows:

•	Secured Convertible Promissory Note. Pursuant to that certain secured convertible promissory note, dated as of September 16, 2004, the Company borrowed $27.0 million from Optel on the following terms (the “Secured Convertible Promissory Note”):

•	Accrued and unpaid interest as of September 16, 2004, plus interest that accrued on such accrued and unpaid interest and interest that accrued on the $27.0 million outstanding principal from September 16, 2004 became due and payable on September 16, 2005, is now currently due and payable on demand at any time, and as of May 15, 2006 was approximately $3.7 million; and

•	Interest that accrues from September 17, 2005, is currently due and payable on demand at any time and as of May 15, 2006 was approximately $2.0 million; and

•	$27.0 million in principal is currently due and payable on demand at any time.

•	Short-Term Notes. Pursuant to those several short-term secured promissory notes issued by the Company to Optel since September 30, 2004, the Company has borrowed approximately an additional $26.3 million on the following terms (the “Short-Term Notes”):

•	Approximately $22.5 million in principal, plus accrued interest which as of May 15, 2006 was approximately $2.2 million, is currently due and payable on demand at any time; and

•	Approximately $3.8 million in principal, plus accrued interest which as of May 15, 2006 was approximately $13,250, is due and payable on demand at any time after May 31, 2006.

Approximately $57.3 million of principal and accrued interest is currently due and payable on demand.

All of the foregoing transactions with Optel were approved by the Company’s board of directors, upon the recommendation of a special committee of the board. The special committee is composed solely of independent directors.

If the Company is not able to obtain financing, it expects that it will not have sufficient cash to fund its working capital and capital expenditure requirements for the near term and will not have the resources required for the payment of its current liabilities when they become due. The Company’s ability to meet cash requirements and maintain sufficient liquidity over the next 12 months is dependent on the Company’s ability to obtain additional financing from funding sources which may include, but may not be limited to Optel. Optel currently is, and continues to be, the principal source of financing for the Company. The Company has not identified any funding source other than Optel that would be prepared to provide current or future financing to the Company.

The Company is continuing its discussions with Optel to restructure the Short-Term Notes and the Secured Convertible Promissory Note by extending the maturity date of such debt, and to arrange for additional short-term working capital. If the Company does not reach an agreement to restructure the Short-Term Notes and the Secured Convertible Promissory Note, and obtain additional financing from Optel, the Company will be unable to meet its obligations to Optel and other creditors, and in an attempt to collect payment, creditors including Optel, may seek legal remedies.

The Company cannot assure that it will be able to obtain adequate financing, that it will achieve profitability or, if it achieves profitability that the profitability will be sustainable or that it will continue as a going concern. As a result, the Company’s independent registered public accounting firm has included an explanatory paragraph for a going concern in its report for the year ended December 31, 2005, that was included in the Company’s Annual Report on Form 10-K filed on March 30, 2006.

Item 9.01. Financial Statements And Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Lease Expiration Agreement dated as of May 1, 2006 (executed May 15, 2006), between the Company and Lightwave Drive, L.L.C.

10.2	Service Center Building Lease dated May 15, 2006, between the Company and Florida Holdings, L.P.

10.3	Fowler Distribution Center Lease dated May 16, 2006, between the Company and Fowler DC, LLC.

10.4	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: May 18, 2006	By:	/s/ Kenneth T. Myers
Kenneth T. Myers
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Expiration Agreement dated as of May 1, 2006 (executed May 15, 2006), between the Company and Lightwave Drive, L.L.C.

10.2	Service Center Building Lease dated May 15, 2006, between the Company and Florida Holdings, L.P.

10.3	Fowler Distribution Center Lease dated May 16, 2006, between the Company and Fowler DC, LLC.

10.4	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on May 15, 2006.